Exhibit 10.54

ADVISORY AGREEMENT

THIS ADVISORY AGREEMENT (this “Agreement”), effective as of December 18, 2024 (the “Effective Date”), is made by and between Bristol Capital, LLC, a Delaware limited liability company with its principal place of business at 1090 Center Drive, Park City, Utah 84098 (“BC”) and Safety Shot, Inc., a Delaware corporation, with its principal office located at 1061 E. Indiantown Rd., Ste. 110, Jupiter, FL 33477 (the “Company”). The Company and Advisor are sometimes referred to as the “Parties,” and individually as a “Party.’’

RECITALS:

WHEREAS, the Company desires to retain BC to provide certain advisory services relating to Company’s corporate strategy, business development, strategic planning, and capital markets initiatives; and

WHEREAS, BC desires to appoint Paul L. Kessler (“PLK”) to provide such services to Company in accordance with the terms and conditions hereinafter set forth and the Company agrees to such appointment (BC and PLK shall collectively be referred to herein as the “Advisor”).

AGREEMENT:

NOW, THEREFORE, in consideration of the representations, warranties, covenants, and agreements contained herein, and for other valuable consideration described herein, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, the Parties mutually agree as follows:

1. The Services. For the consideration set forth herein, Advisor agrees to provide to Company advisory services during the Term of this Agreement relating to Company’s corporate strategy business development, strategic planning, capital markets, high level introductions to further its business goals, advice related to sector growth initiatives, and any other consulting or advisory services which the Company reasonably requests that Advisor provide to the Company (the “Services”). The Services rendered pursuant to this Agreement shall be rendered to President of the Company, Jordan Schur, and Chairman of the Board, John Gulyas. Notwithstanding the foregoing, the Company shall not provide Advisor with any information which is considered to be material non-public information. Advisor agrees to perform all Services in a good and professional manner satisfactory and acceptable to Company. Advisor further agrees to abide by all applicable governmental laws, rules, and regulations, whether local, state, or federal, in the performance of the Services pursuaut to this Agreement.

Advisory Agreement Safety Shot, Inc.	Page 1 of 9	Effective December 18, 2024 Bristol Capital, LLC

2. Independent Contractor; Indemnification; Non-Circumvention.

a. Independent Contractor. Nothing in this Agreement shall be construed to make Company (or any affiliate, parent, or subsidiary of Company) and Advisor partners or joint venturers or impose any liability as such on either of them. Nothing contained herein is intended or shall create an “employer-employee” relationship, at common law or otherwise, and Advisor shall, in all respects, have the status of an independent contractor. Advisor’s authority is limited to performing the Services as directed by Company in accordance with the terms of this Agreement. Advisor does not have any authority to execute any contracts or agreements for or on behalf of Company and is not granted any right or authority to assume or create any obligation or liability or make any representation, covenant, agreement, or warranty, express or implied, on the Company’s behalf, or to bind the Company in any manner whatsoever. The Company acknowledges that a conflict of interest between the Company and Advisor may arise during the term of this Agreement. The Company expressly waives any and all claims against Advisor that arise out of or relate to any conflicts of interest between the Company and Advisor. The Company acknowledges that Advisor may provide services to other advisory or consulting clients (the “Other Clients”). Advisor makes no representations or warranties, express or implied, in respect of the Services to be provided hereunder. In no event will any of the parties hereto be liable to any other party hereto for any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise).

b. Indemnification. Company shall indemnify, defend and hold Advisor harmless from and against any and all third party claims, liability, suits, losses, damages and judgments, joint or several, and shall pay all reasonable costs and expenses (including counsel’s fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, that Advisor incurs as a result of having performed Services for the Company; provided, however, that such indemnification and payment obligations shall not apply in the case of Advisor’s willful malfeasance, gross negligence or bad faith . The parties further agree that they shall not, without the prior written consent of the other party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which defense and/or indemnification may be sought hereunder unless such settlement, compromise or consent includes an unconditional release of the party seeking defense and/or indemnity from all liability arising out of such claim, action, suit or proceeding. The party seeking defense or indemnification hereunder shall: (i) promptly notify the other party of the matter for which defense or indemnification is sought; (ii) subject to the immediately preceding sentence of this paragraph, provide the other party with sole control over the defense and/or settlement thereof, including but not limited to the selection of counsel; and (iii) at the request of the party providing defense and/or indemnification, fully cooperate in the provision of full and complete information and reasonable assistance with respect to the defense.

Advisory Agreement Safety Shot, Inc.	Page 2 of 9	Effective December 18, 2024 Bristol Capital, LLC

c. Non-Circumvention. The Company agrees that beginning on the Effective Date and until the date of termination of this Agreement, the Company and any of its affiliates, affiliated companies, successors in interest or assigns will not enter into any agreement, association, partnership, or investment arrangement or contract with any party introduced by Advisor without the express written permission of Advisor. The Company, intending to be legally bound, acknowledges that Advisor’s contacts and relationships hold significant value and are deemed proprietary in nature and as such hereby irrevocably agrees not to circumvent, avoid, bypass, or obviate Advisor, directly or indirectly, when Advisor has introduced the Company to any contacts, parties, investors, lenders, banks, placement agents, or other individuals or entities (any one of which is a “Covered Party”). Therefore, the Company shall not contact any Covered Party or enter into or undertake any transaction, financing, or project involving, using, employing, or relating to a Covered Party, including but not limited to an acquisition of or by a Covered Party or a merger with or into a Covered Party (any such transaction being referred to herein as “Covered Transaction”) during the term of the Agreement and for twenty four (24) months after the termination of the Agreement without the prior express written consent of Advisor. This provision survives the expiration or termination of the Agreement for any reason. If the Company breaches this Non-Circumvention provision, Advisor may seek all remedies and appropriate equitable relief allowed by law, and Advisor shall be entitled to a legal monetary penalty and equitable remedies equal to the maximum fees allowed by a competent court, at law or in equity, including all legal and other expenses, and Advisor may also, at its option, terminate or suspend all performances or services remaining to be rendered by Advisor under the Agreement without being obligated to pay back or reimburse any compensation or fee payments previously received by Advisor under the Agreement. The Company agrees that a breach of any of the covenants contained in the Agreement or this Amendment will cause irreparable injury to Advisor, that Advisor might not have adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in the Agreement and this Amendment shall be specifically enforceable against the Company, and the Company hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no event of default has occurred. The Company acknowledges that it will be impossible to measure in money the damage to Advisor caused by any failure to comply with the covenants set forth in the Agreement or this Amendment, that each such covenant is material, and that in the event of any such failure, Advisor will not have an adequate remedy at law or in damages. Therefore, the Parties consent to the issuance of an injunction or the enforcement of other equitable remedies against the Company at the suit of Advisor, without bond or other security, to compel performance of all of the terms of the Agreement and this Agreement and waive the defense of the availability of relief in damages. This article survives the expiration or termination of this Agreement for any reason.

3. Fees, Compensation and Expenses. In consideration for Advisor providing the Services to Company, Company shall pay Advisor the consideration set forth on the attached Exhibit “A”, attached hereto, and made a part hereof (the “Fees and Compensation”). Company further agrees to reimburse Advisor for all reasonable and necessary expenses incurred by Advisor in performing the Services, so long as such reasonable and necessary expenses were pre-approved by the Company in writing. Advisor will submit expense reports to Company on at least a monthly basis, and subject to verification by Company, such invoices shall be payable by Company within ten (10) calendar days of receipt thereof. All expenses submitted by Advisor shall contain a detailed description of the reasonable and necessary expenses incurred by Advisor during the said period. Advisor shall furnish with each expense report receipts for any reimbursable expenses incurred. The Shares (as defined in Exhibit A) constitute a commencement incentive and consideration now earned for entering into this Agreement and allocating its resources to Company’s account for the Term. Company acknowledges that Advisor must forego other opportunities to enter into this Agreement. As such, the Shares are irrevocably earned as of the Effective Date, and any calculation of the statutory holding period for removal of restrictive legend under Rule 144 promulgated under the Securities Act of 1933, shall be measured from the Effective Date. Company agrees that it shall take no action to cause the Shares to become canceled, voided or revoked, or the issuance thereof to be voided or terminated. Assuming the Shares are eligible for the removal of the restrictive legend and sale pursuant to Rule 144 of the Securities Act, the Company agrees to assist the Advisor to remove the restrictive legend from the Shares, including, without limitation, (i) authorizing the Company’s transfer agent to remove the restrictive legend, (ii) obtaining a legal opinion from Company’s authorized counsel at Company’s expense, and (iii) cooperating and communicating with Advisor, its broker and the transfer agent in order to clear the Shares of restriction as soon as possible. The Shares shall be included in the next registration statement filed by the Company including but not limited to any S-8 filing. The Company shall provide a draft of such registration statement to Advisor for review prior to filing and notify Advisor of the effectiveness of such registration statement on the same day that Company receives notice of effectiveness.

Advisory Agreement Safety Shot, Inc.	Page 3 of 9	Effective December 18, 2024 Bristol Capital, LLC

4. Subcontracting. Advisor agrees he shall not assign the rights granted by this Agreement or delegate or subcontract his obligations under this Agreement.

5. Confidentiality.

(a). Advisor recognizes that the nature of the Services is such that the Advisor may have access to certain proprietary information or data of Company regarding Company’s business (“Confidential Information”). Confidential Information shall not include information that at the time of disclosure by Company hereunder was in the public domain or which after disclosure hereunder becomes a part of the public domain through no action or failure to act on the part of Advisor. Notwithstanding the foregoing, the Company shall not provide Advisor with any information which is considered to be material non-public information.

(b). Advisor agrees that the Confidential Information shall not be used by Advisor or any other party for any purpose other than to perform the Services and shall not be disclosed to any third party other than as Advisor’s legal representative may reasonably determine is required to be disclosed by applicable law or governmental regulation. If Advisor determines that he is required by applicable law or regulation to make any such disclosure, Advisor shall first provide to Company, in writing, the content of the proposed disclosure, the reason that such disclosure is required by law or regulation, and the proposed time and place that the disclosure will be made and permit Company a reasonable period of time to permit Company to seek a protective order or to take such other appropriate and lawful action to prevent such disclosure. Advisor agrees that he will cooperate with Company in any efforts to obtain such a protective order or to take other appropriate and lawful action.

(c). Advisor shall take all legal and other actions required to prevent any disclosure or use of the Confidential Information in violation of the provision, of this, Agreement. Advisor acknowledges the competitive value of the Confidential Information and that any disclosure of Confidential Information made or permitted in violation of this Agreement will seriously and adversely affect the interests of Company. Advisor shall, at Company’s written request, promptly return or cause to be returned to Company all Confidential Information received by Advisor.

Advisory Agreement Safety Shot, Inc.	Page 4 of 9	Effective December 18, 2024 Bristol Capital, LLC

(d). At the written request of Company, Advisor shall destroy or cause to be destroyed all copies and reproductions of the Confidential Information (in whatever form, including, but not necessarily limited to, electronic data) in his possession and in the possession of persons to whom it was disclosed by Company hereunder.

6. Termination. This Agreement shall commence on the Effective Date and shall continue in full force and effect until the one year anniversary of the Effective Date (the “Term”). The Advisor may terminate this Agreement with or without cause at any time by giving the Company fifteen (15) calendar days prior written notice of such termination, and in either case, provided there is no willful misconduct or gross negligence by the Advisor, the Advisor will be paid the Fees and Compensation for one year’s worth of Services and for pre-approved, reasonable, and necessary expenses rendered to the date of final termination. The Company may, at any time, tenninate for its own convenience, this Agreement or all or any part of the Services by giving fifteen (15) calendar days prior written notice of such termination to the Advisor. In the event of termination for the Company’s convenience, the Company shall incur no liability to the Advisor by reason of such termination, except that, provided there is no willful misconduct or gross negligence by the Advisor, Advisor shall be compensated for one year’s worth of Services together with all pre-approved, reasonable, and necessary expenses incurred by the Advisor at the time of termination. The Advisor or the Company may terminate this Agreement, effective immediately upon written notice to the other party to this Agreement, if the other party materially breaches this Agreement or engages in willful misconduct or gross negligence, and such material breach is incapable of cure, or with respect to a material breach capable of cure, the other party does not cure such breach within 10 calendar days after receipt of written notice of such breach. For purposes of clarity, a material breach shall include, without limitation, Advisor’s failure to provide the services contemplated hereunder on a timely and reasonably satisfactory basis. Termination of this Agreement for any reason whatsoever shall not affect any right or obligation of either Party which is accrued or vested prior to such termination, and which is hereby deemed to survive the termination of this Agreement, including, the right of Advisor to receive payment for one year’s worth of Services and pre-approved, reasonable, and necessary expenses rendered to the date of final termination.

7. Amendment; Waiver. This Agreement may not be amended orally or by any course of conduct pursued by the Company or Advisor but may only be amended by a writing signed by the Company and Advisor. No failure by either Party to insist upon strict performance of any provision herein shall be deemed a waiver by such Party of its rights or remedies, or a waiver by it of any subsequent default of the other Party, and no waiver by any Party of any right or remedy under this Agreement shall be effective unless made in writing, and each such written waiver shall be limited to the specific instance referred to in such writing.

8. Assignment; Binding Effect. Neither this Agreement nor the rights and obligations hereunder may be assigned by either Party without the prior written consent of the other Party and any assignment made without such consent shall be void. Subject to the foregoing, the terms and conditions of this Agreement shall be binding on, and shall inure to the benefit of, the Parties’ successors and assigns.

Advisory Agreement Safety Shot, Inc.	Page 5 of 9	Effective December 18, 2024 Bristol Capital, LLC

9. Notices. Unless otherwise provided in this Agreement, any agreement, notice, request, instruction or other communication to be given hereunder by any Party to the other shall be in writing and (i) delivered personally (such delivered notice to be effective on the date it is delivered), (ii) mailed by certified mail, postage prepaid (such mailed notice to be effective five (5) business days after the date it is mailed), (iii) deposited with a reputable overnight courier service (such couriered notice to be effective one (1) day after the date it is mailed), or (iv) sent by facsimile or electronic mail transmission (such electronic notice to be effective on the date that confirmation of such facsimile transmission is received, with a confirmation sent by U.S. Mail.

10. Governing Law; Venue; Waiver of Right to Jury Trial. . This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the conflict of law provisions thereof to the extent such provisions would require or permit the application of the laws of any jurisdiction other than the State of Delaware. Any legal suit, action, proceeding or dispute arising out of or relating to this Agreement or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America or the courts of the State of New York in the City of New York, Borough of Manhattan, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding or dispute. Each party waives the right to a trial by jury in any such dispute. The prevailing party in any legal proceeding or action arising out of or relating to this Agreement shall be entitled to recover from the non-prevailing party all reasonable legal fees and costs incurred as a result of such action.

11. Titles of Sections. The title of the various sections of this Agreement are used for the convenience of reference only and are not intended to and shall not in any way enlarge or diminish the rights or obligations of the Parties or affect the meaning or construction of this document.

12. Entire Agreement; Severability. This Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter hereof, and supersedes, integrates, and merges all prior discussions, correspondence, negotiations, understandings, or agreements, whether written or oral. If any provision of this Agreement is found to be invalid or unenforceable for any reason by a court of competent jurisdiction, that provision shall be stricken from this Agreement and that finding shall not invalidate any other terms of this Agreement, which terms shall remain in full force and effect according to the surviving terms of this Agreement. In such an event, the parties shall negotiate with one another to agree on a provision which the parties would have agreed if they had known of the defect when they signed this Agreement, in order to achieve the same commercial outcome and objectives of this Agreement that were intended upon its execution.

13. Expenses. Except as otherwise specifically provided, all fees, costs, and expenses incurred by the Company or Advisor in negotiating or preparing this Agreement shall be paid by the Party incurring the same, including, without limitation, legal and accounting fees, costs, and expenses.

Advisory Agreement Safety Shot, Inc.	Page 6 of 9	Effective December 18, 2024 Bristol Capital, LLC

14. Invalidity. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality, or unenforceability will not affect any other provision of this Agreement or any other such instrument.

15. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Nothing in this Agreement shall be construed to create a partnership, joint venture, association, trust, or other entity between Company and Advisor, nor shall the provision hereof be implied as created such a relationship.

16. No Third-Party Beneficiaries. Nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy, or right of any kind, it being the intent of the Parties hereto that this Agreement shall not be construed as a third-party beneficiary contract.

17. Further Assurances. In connection with this Agreement, each Party hereto shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement.

18. Limitation on Damages. NEITHER PARTY SHALL BE LIABLE IN ANY ACTION FOR SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES RESULTING FROM OR ARISING OUT OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFIT OR BUSINESS INTERRUPTIONS, HOWEVER THE SAME MAY BE CAUSED.

19. Facsimile Signature; Counterparts. This Agreement may be executed by the Parties hereto in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. Any Party to this Agreement may execute this Agreement by facsimile or PDF signature and the other Party will be entitled to rely on such facsimile or PDF signature as evidence that such Party has duly executed this Agreement. Any Party executing this Agreement by facsimile or PDF signature will promptly forward to the other Party an original signature page by overnight courier.

[Remainder of Page Intentionally Left Blank.

Signature Page Follows.]

Advisory Agreement Safety Shot, Inc.	Page 7 of 9	Effective December 18, 2024 Bristol Capital, LLC

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date set forth below their respective signatures, to be effective, however, as of the Effective Date.

ADVISOR:		COMPANY:

BRISTOL CAPITAL, LLC		SAFETY SHOT, INC.

By:	/s/ Paul L. Kessler	By:
Name:	Paul L. Kessler	Name:
Title:	Manager	Title:

Date:	December 18, 2024	Date:	December 18, 2024

Advisory Agreement Safety Shot, Inc.	Page 8 of 9	Effective December 18, 2024 Bristol Capital, LLC

Exhibit “A”

Attached to and made a part of that certain Advisory Agreement by and between Bristol Capital, LLC and

Safety Shot, Inc., effective December 18, 2024

THE FEES AND COMPENSATION

Advisory Fee:

Cash-Based Compensation and Equity-Based Compensation:

●	A total cash payment of $200,000, payable in quarterly installments of $50,000 each, starting on the Effective Date and continuing every 3 months thereafter, to Advisor’s account using wire instructions provided by Advisor, pursuant to the schedule below;

and

Equity-Based Compensation:

●	Upon execution of the Advisory Agreement, Advisor shall receive a total of 400,000 shares of restricted common stock of Safety Shot, Inc. (the “Shares”) with piggyback registration rights (as described in Section 3 of the Advisory Agreement). The Shares shall vest in equal quarterly installments, with the first installment of 100,000 shares vesting on the Effective Date and then another 100,000 shares vesting every 3 months thereafter, pursuant to the following schedule:

Effective Date: $50,000 cash and 100,000 Shares

March 15, 2025: $50,000 cash and 100,000 Shares

June 15, 2025: $50,000 cash and 100,000 Shares

September 15, 2025: $50,000 cash and 100,000 Shares

Advisory Agreement Safety Shot, Inc.	Exhibit “A”	Effective December 18, 2024 Bristol Capital, LLC